As filed with the Securities and Exchange Commission on June 27, 2023

Registration No. 333-268469

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6
TO

FORM S-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

BKV CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	85-0886382 (I.R.S. Employer Identification Number)

1200 17th Street, Suite 2100

Denver, Colorado 80202

(720) 375-9680

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher P. Kalnin
Chief Executive Officer
BKV Corporation

1200 17th Street, Suite 2100

Denver, Colorado 80202

(720) 375-9680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Samantha H. Crispin M. Preston Bernhisel Adorys Velazquez Baker Botts L.L.P. 2001 Ross Avenue, Suite 900 Dallas, Texas 75201 (214) 953-6500	Michael Chambers Monica E. White Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

BKV Corporation is filing this Amendment No. 6 to its Registration Statement on Form S-1 (File No. 333-268469) (the “Registration Statement”) as an exhibits-only filing to re-file Exhibit 23.1 previously filed with Amendment No. 5 to the Registration Statement to correct a typographical error in such Exhibit 23.1. Accordingly, this Amendment No. 6 consists only of the facing page, this Explanatory Note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of our common stock contemplated by this registration statement. All of the fees set forth below are estimates, except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the NYSE listing fee.

SEC registration fee		$11,020
FINRA filing fee		15,500
NYSE listing fees		*
Transfer agent and registrar fees and expenses		*
Printing fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation will provide that directors and officers will not be liable to the Company or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors and officers, then the liability of a director or officer of the Company, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws will provide that the Company will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our certificate of incorporation will provide that we shall defend, indemnify and advance expenses to our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

In addition, we intend to enter into indemnification agreements, to be effective upon the completion of this offering, with our current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

We intend to maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities arising under the Securities Act or the Exchange Act that may be incurred by them in their capacity as such.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following unregistered securities.

Corporatization Event

The information set forth in “Business — Our History — The Corporatization Event” of the prospectus is incorporated herein by reference. On May 1, 2020, as part of the Corporatization Event, the Company issued 92,700,000 shares of its common stock in exchange for a contribution by the partners of BKV O&G of all of the partnership interests in BKV O&G and 2,000,000 shares of its common stock in exchange for a contribution by the members of Kalnin Ventures of all of the membership interests in Kalnin Ventures. The foregoing issuances were made under an exemption from registration provided by Section 4(a)(2) of the Securities Act, and no underwriters were involved in these transactions.

Other Equity Issuances

On October 1, 2020, the Company issued 22,284,000 shares of its common stock to an existing investor, BNAC, for $222.8 million. The foregoing issuance was made under an exemption from registration provided by Section 4(a)(2) of the Securities Act, and no underwriters were involved in this transaction.

On December 15, 2020, the Company issued 100,000 shares of its common stock to a new investor, OCM BKV Holdings, LLC, an affiliate of Oaktree Capital Management L.P., for $1.0 million, net of associated costs. These shares were issued in connection with the issuance of 9,900,000 shares of Series A Redeemable Preferred Stock, par value $10.00 per share, of the Company (the “Series A preferred stock”), to the same investor in a private placement for $99.0 million. The foregoing issuances were made under an exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder, and no underwriters were involved in these transactions. The Company redeemed a portion of such shares of Series A preferred stock in May 2021 and the remainder in October 2021.

2021 Plan Issuances

From January 1, 2021 through December 31, 2021, performance restricted stock units (PRSUs) were legally granted under the 2021 Plan, which, assuming vesting at maximum payout, would result in the vesting of 12,256,502 shares of the Company’s common stock, and 656,595 time restricted stock units (TRSUs) were legally granted, of which 164,112 TRSUs were vested at the time of grant and 328,300 TRSUs have since vested. From January 1, 2022 through December 31, 2022, additional PRSUs were legally granted, which, assuming vesting at maximum payout, would result in the vesting of 466,200 shares of the Company’s common stock, and 645,760 TRSUs were legally granted, of which 322,120 TRSUs were vested as of the date of this registration statement. From January 1, 2023 through the date of this registration statement, 630,198 TRSUs were legally granted, of which 157,515 TRSUs were vested as of the date of this registration statement. Such awards under the 2021 Plan were granted to employees and directors of the Company or its subsidiaries. The foregoing issuances were made under an exemption from registration provided by either (i) Rule 701 under the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation; or (ii) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. Any outstanding and unvested PRSUs and TRSUs will vest in connection with this offering.

2020 ESPP Issuances

In December 2021, the Company issued 287,209 shares of its common stock through sales under the 2020 ESPP and received proceeds of approximately $3.2 million from such sales. In April 2022, the Company issued 5,125 shares of its common stock through sales under the 2020 ESPP and received proceeds of $78,310 from such sales. Such sales under the 2020 ESPP were made to certain employees and directors of the Company. The foregoing issuances were made under an exemption from registration provided by either (i)  Rule 701 under the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation; or (ii) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)    Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
2.1**+‡	Purchase and Sale Agreement, dated December 17, 2019, between Devon Energy Production Company, L.P. and BKV Barnett, LLC
2.2**+	First Amendment to Purchase and Sale Agreement, dated April 13, 2020, among Devon Energy Production Company, L.P., BKV Barnett, LLC and, solely with respect to the sections listed therein, BKV Oil & Gas Capital Partners, L.P.
2.3**+	Purchase and Sale Agreement, dated May 18, 2022, between XTO Energy Inc., Barnett Gathering, LLC, BKV North Texas, LLC and BKV Midstream, LLC
3.1**	Amended and Restated Certificate of Incorporation of BKV Corporation, as currently in effect
3.2**	Bylaws of BKV Corporation, as currently in effect
3.3**	Form of Second Amended and Restated Certificate of Incorporation of BKV Corporation, to be in effect upon completion of this offering
3.4**	Form of Amended and Restated Bylaws of BKV Corporation, to be in effect upon completion of this offering
4.1**	Form of Common Stock Certificate
5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered
10.1**+	Credit Agreement, dated June 16, 2022, among BKV Corporation, the lenders party thereto and Bangkok Bank Public Company Limited, New York Branch
10.2**	Amended and Restated Loan Agreement, dated June 15, 2022, between Banpu North America Corporation and BKV Corporation, in the amount of $116,000,000
10.3**	Amended and Restated Loan Agreement, dated June 15, 2022, between Banpu North America Corporation and BKV Corporation, in the amount of $75,000,000
10.4**+	Revolving Credit Agreement, dated August 24, 2022, among BKV Corporation, the lenders party thereto and Bangkok Bank Public Company Limited, New York Branch
10.5**	Form of Stockholders’ Agreement to be entered into between BKV Corporation and Banpu North America Corporation
10.6**	Form of Amended and Restated Tax Sharing Agreement to be entered into between BKV Corporation and Banpu North America Corporation
10.7**†‡	BKV Corporation 2021 Long Term Incentive Plan, adopted January 1, 2021 (the “2021 Plan”)
10.8**†	First Amendment to the 2021 Plan, dated November 5, 2021
10.9**†‡	Form of Time Restricted Stock Unit Award and Performance-Based Restricted Stock Unit Award Notice and Award Agreement under the 2021 Plan
10.10**†	Form of Time Restricted Stock Unit Award Notice and Award Agreement under the 2021 Plan
10.11**†	BKV Corporation 2020 Employee Stock Purchase Plan, adopted July 16, 2020
10.12**†	First Amendment to the BKV Corporation 2020 Employee Stock Purchase Plan, dated November 5, 2021
10.13**†	Second Amendment to the BKV Corporation 2020 Employee Stock Purchase Plan, dated April 21, 2022
10.14**†	BKV Corporation 2022 Equity and Incentive Compensation Plan (the “2022 Plan”)
10.15**†‡	Form of Time Restricted Stock Unit Award and Performance-Based Restricted Stock Unit Award Notice and Award Agreement under the 2022 Plan (CEO)

Exhibit Number	Description
10.16**†‡	Form of Time Restricted Stock Unit Award and Performance-Based Restricted Stock Unit Award Notice and Award Agreement under the 2022 Plan (Non-CEO Employee)
10.17**†	Form of Restricted Stock Unit Award Notice and Award Agreement under the 2022 Plan (Director)
10.18**†	Form of Director and Officer Indemnity Agreement
10.19**†	Employment Agreement, dated August 4, 2020, between BKV Corporation and Christopher P. Kalnin
10.20**†	Employment Agreement, dated January 11, 2021, between BKV Corporation and John T. Jimenez
10.21**†	Employment Agreement, dated February 18, 2020, between Kalnin Ventures LLC and Eric Jacobsen
10.22**†	Employment Agreement, dated January 15, 2021, between BKV Corporation and Brid Kealey
10.23**†	Employment Agreement, dated October 15, 2018, between Kalnin Ventures LLC and Lindsay B. Larrick
10.24**†	Employment Agreement, dated April 1, 2018, between Kalnin Ventures LLC and An Sao (Ethan) Ngo
10.25**+	Limited Liability Company Agreement of BKV-BPP Power, LLC, dated October 29, 2021
10.26**†	BKV Corporation Non-Employee Director Compensation Program
10.27**+	Credit Facility, dated December 22, 2021, among BKV Corporation, Oversea-Chinese Banking Corporation Limited and the guarantors party thereto
10.28**+	Credit Facility, dated February 7, 2022, among BKV Corporation, Standard Chartered Bank, BKV Chaffee Corners, LLC, BKV Chelsea, LLC, BKV Operating, LLC and BKV Barnett, LLC
10.29**	First Amendment, dated November 11, 2022, to Credit Agreement, dated June 16, 2022, among BKV Corporation, the lenders party thereto and Bangkok Bank Public Company Limited, New York Branch
10.30**	First Amendment, dated November 11, 2022, to Revolving Credit Agreement, dated August 24, 2022, among BKV Corporation, the lenders party thereto and Bangkok Bank Public Company Limited, New York Branch
10.31**†	Letter Agreement, dated November 14, 2022, between Kalnin Ventures, LLC and Barry Turcotte
10.32**	Amendment Letter, dated February 1, 2023, to Credit Facility, dated February 7, 2022, among BKV Corporation, Standard Chartered Bank, BKV Chaffee Corners, LLC, BKV Chelsea, LLC, BKV Operating, LLC and BKV Barnett, LLC
10.33**	Second Amendment, dated June 16, 2023, to Credit Agreement, dated June 16, 2022 and as amended on November 11, 2022, among BKV Corporation, the lenders party thereto and Bangkok Bank Public Company Limited, New York Branch
10.34**	Second Amendment, dated June 16, 2023, to Revolving Credit Agreement, dated August 24, 2022 and as amended on November 11, 2022, among BKV Corporation, the lenders party thereto and Bangkok Bank Public Company Limited, New York Branch
10.35**	Letter Agreement Regarding Limited Waivers to Credit Agreement, dated as of June 16, 2023, among BKV Corporation, the lenders party thereto and Bangkok Bank Public Company Limited, New York Branch

Exhibit Number	Description
10.36**	Letter Agreement Regarding Limited Waivers to Revolving Credit Agreement, dated as of June 16, 2023, among BKV Corporation, the lenders party thereto and Bangkok Bank Public Company Limited, New York Branch
21.1**	List of Subsidiaries of BKV Corporation
23.1	Consent of PricewaterhouseCoopers LLP (BKV Corporation)
23.2**	Consent of PricewaterhouseCoopers LLP (ExxonMobil Barnett Assets)
23.3**	Consent of Ryder Scott Company, L.P.
23.4*	Consent of Baker Botts L.L.P. (included as part of Exhibit 5.1 hereto)
24.1**	Power of Attorney (included on the signature page of the initial filing of the registration statement)
24.2**	Power of Attorney for Barry S. Turcotte
99.1**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2020 (SEC Pricing) (Barnett Assets)
99.2**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2020 (SEC Pricing) (Chaffee Corners Assets)
99.3**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2020 (SEC Pricing) (Chelsea Assets)
99.4**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2020 (SEC Pricing) (BKV Assets)
99.5**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2021 (SEC Pricing) (Barnett Assets)
99.6**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2021 (SEC Pricing) (Chaffee Corners Assets)
99.7**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2021 (SEC Pricing) (Chelsea Assets)
99.8**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2021 (SEC Pricing) (BKV Assets)
99.9**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2022 (SEC Pricing) (Barnett Assets)
99.10**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2022 (SEC Pricing) (Chaffee Corners Assets)
99.11**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2022 (SEC Pricing) (Chelsea Assets)
99.12**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2022 (SEC Pricing) (BKV Assets)
99.13**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2022 (SEC Pricing) (North Texas Assets)
99.14**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2022 (NYMEX Strip Pricing) (Barnett Assets)
99.15**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2022 (NYMEX Strip Pricing) (Chaffee Corners Assets)
99.16**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2022 (NYMEX Strip Pricing) (Chelsea Assets)

Exhibit Number	Description
99.17**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2022 (NYMEX Strip Pricing) (BKV Assets)
99.18**	Ryder Scott Company, L.P., Summary of Reserves at December 31, 2022 (NYMEX Strip Pricing) (North Texas Assets)
107**	Calculation of Filing Fee Table

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.
+	Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.
‡	Certain portions of this exhibit have been redacted pursuant to Item 601(b)(2)(ii) or Item 601(b)(10)(iv), as applicable, of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of this exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 27th day of June, 2023.

BKV CORPORATION

By:	/s/ Christopher P. Kalnin
Christopher P. Kalnin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christopher P. Kalnin	Chief Executive Officer and Director	June 27, 2023
Christopher P. Kalnin	(Principal Executive Officer)

*	Chief Financial Officer	June 27, 2023
John T. Jimenez	(Principal Financial Officer)

*	Chief Accounting Officer	June 27, 2023
Barry S. Turcotte	(Principal Accounting Officer)

*	Chairman of the Board	June 27, 2023
Chanin Vongkusolkit

*	Director	June 27, 2023
Somruedee Chaimongkol

*	Director	June 27, 2023
Joseph R. Davis

*	Director	June 27, 2023
Akaraphong Dayananda

*	Director	June 27, 2023
Carla S. Mashinski

*	Director	June 27, 2023
Thiti Mekavichai

*	Director	June 27, 2023
Charles C. Miller III

*	Director	June 27, 2023
Sunit S. Patel

Name	Title	Date
*	Director	June 27, 2023
Anon Sirisaengtaksin

*	Director	June 27, 2023
Sinon Vongkusolkit

*By:	/s/ Christopher P. Kalnin
Christopher P. Kalnin
Attorney-in-fact